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EXHIBIT 10.1

LONG-TERM PERFORMANCE INCENTIVE PLAN
FISCAL YEARS 2001-2003
PLAN DESCRIPTION

Highlights

    This booklet explains the plan provisions of the Sara Lee Corporation Long-Term Performance Incentive Plan covering fiscal years 2001 through 2003 ("Performance Cycle"). The following pages provide detailed information relating to the grant of restricted stock units that you have received under the Plan.

    The key features of this plan are summarized below. In some countries other than the United States, variations in plan design may occur in order to comply with local laws and tax provisions.

Restricted Stock Units

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  Restricted stock units (RSUs) are granted at the beginning of the Performance Cycle. At the end of the Performance Cycle, based upon the actual performance results, the appropriate number of RSUs are converted to shares of Sara Lee stock, on a one-for-one basis, and issued in your name.

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  The number of shares, if any, that will be released to you is dependent upon the extent to which the pre-established performance goals are achieved during the Performance Cycle.

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  An opportunity to earn additional shares is possible if performance results exceed the Superior performance level.

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  You do not have voting rights on RSUs during the Performance Cycle.

Dividend Equivalents

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  Dividend equivalents are accrued on your behalf through the Performance Cycle.

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  Interest on accrued dividend equivalents is credited at the same rate as provided for under the Sara Lee Corporation Executive Deferred Compensation Plan.

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  Accrued dividend equivalents and interest is distributed to you to the extent that shares are earned at the end of the Performance Cycle. No dividend equivalents or interest are paid in arrears on shares earned in excess of the Superior performance level.

Performance Measures

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  The following Sara Lee Corporation performance measures apply to this performance cycle:

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  3-Year Cumulative Diluted Earnings Per Share

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  3-Year Average Return on Invested Capital

Purpose

    Sara Lee Corporation ("SLC") has adopted the Long-Term Performance Incentive Plan ("LTPIP") for Fiscal Years 2001-2003 for eligible executives. The LTPIP exists in order to:

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  Focus senior management's attention on the long-term performance results of Sara Lee Corporation

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  Provide incentive compensation opportunities commensurate with the achievement of earnings per share and return on invested capital targets

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  Enhance the competitiveness of the SLC's long-term compensation program and aid in attracting and retaining highly qualified and motivated executives.

Restricted Stock Units

    LTPIP awards are authorized under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan ("Stock Plan"). LTPIP awards are initially granted as restricted stock units ("RSUs") at the beginning of the Performance Cycle. At the end of the Performance Cycle, any RSUs that are earned will be converted to shares of Sara Lee common stock. Dividend equivalents that are earned on RSUs during the Performance Cycle are accrued on your behalf and credited with interest at the same rate paid under SLC's Executive Deferred Compensation Plan.

    RSUs have special restrictions that are based upon both your continued service and SLC's performance against the financial goals that have been established. These restrictions prohibit the transfer of the RSUs during the Performance Cycle. The financial goals and their respective weightings are shown in Appendix I. Any shares not earned at the end of the Performance Cycle are forfeited.

    SLC may substitute or offer alternative incentive forms, such as restricted cash units or stock options with special provisions, in the event it either determines that tax or legal regulations in some countries provide more favorable treatment for these alternatives or as an elective alternative to RSUs.

Dividend Equivalents

    During the Performance Cycle, dividend equivalents that are payable on the RSUs will be accrued on your behalf. Interest on the accrued amounts will be credited at the same time and in the same manner as under SLC's Executive Deferred Compensation Plan. No dividend equivalents or interest are paid in arrears on any additional shares issued for performance above the Superior performance level.

    Amounts credited to the accrued dividend equivalent account at the end of the Performance Cycle are distributed in the same proportion as the restrictions on the RSUs lapse. For example, if 75% of the RSUs are earned, then 75% of the balance in the accrued dividend equivalent account will be paid at the same time the RSUs/Sara Lee shares of common stock are released. Any remaining balance in the dividend equivalent account will be forfeited.

Performance Standards

    Performance under the LTPIP is measured using the corporate financial measures described below. Both of these financial measures are independent of one another for purposes of measuring results and determining how many, if any, of the RSUs are earned.

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  Cumulative Diluted Earnings Per Share (Diluted EPS)

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  Three-year average SLC Return on Invested Capital (ROIC)

    Definitions of these measures are included in Appendix II.

    The performance levels for Diluted EPS and ROIC targets are shown in Appendix I.

    The performance levels and the percentage of RSUs that will be distributed are as follows:

Performance Level	% of Shares Distributed
Threshold	0%
Good	50%
Superior	100%
Outstanding	125%

    Interpolations are used for results that fall between performance levels. For performance above Superior, additional shares are issued after the end of the Performance Cycle. No dividend equivalents or interest are paid in arrears on any additional shares issued for performance above the Superior performance level. No shares are earned for performance results at or below the Threshold performance level.

Award Grant Notice

    Each Participant will receive a Restricted Stock Unit Grant Notice ("Grant Notice") specifying the number of RSUs that have been granted, and the specific terms and conditions applicable to the grant. The Grant Notice should be retained by the Participant along with his or her other important legal documents. A second copy of the Grant Notice will be kept on file in SLC's Corporate Compensation Department.

Tax Consequences

United States

    Under current United States tax legislation, a Participant receives no taxable income from RSUs awarded, dividend equivalents escrowed or interest credited thereon. The date ("Vesting Date") when the Committee reviews the performance results for the Performance Cycle and determines the number of shares earned by Participants serves as the date when the taxable event will occur, except to the extent any Participant has elected to defer distribution of the shares until a later date ("Deferred Vesting Date"). The market value of SLC common stock on the Vesting Date or the Deferred Vesting Date, as the case may be, will determine the amount of taxable income. When the number of shares actually earned has been determined, the market value of the shares on the Vesting Date or the Deferred Vesting Date, as well as the proportionate dividend equivalents and interest thereon are considered income to the Participant. This amount is then subject to applicable federal, state and local withholding. Amounts necessary to settle the tax-withholding obligation will be withheld from the cash and/or shares otherwise to be distributed to the Participant or by a personal check from the Participant.

Countries other than the United States

    Tax laws vary significantly from country to country, so advice should be obtained from appropriate counsel concerning the tax consequences of this grant in your country. In most cases, Participants incur no taxable income from RSUs when initially awarded, on accrued dividend equivalents and interest credited on the dividend equivalents, until the Vesting Date. When the shares are earned, both the market value of the shares on the Vesting Date as well as the dividends and interest distributed are typically considered income. For those individuals residing outside the U.S. and not subject to U.S. tax laws, no tax withholding will be made by SLC in Chicago. Any required withholding tax should be withheld at the local operating unit level. Each Participant is responsible for compliance with the relevant legal and tax regulations in his or her tax jurisdiction.

Impact on Other Benefits

    Any shares, dividend equivalents or interest ultimately earned under the LTPIP are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans in which you may participate in now or become eligible to participate in at a later date.

Administrative Guidelines

    The following guidelines apply to the FY01-03 LTPIP. Additional Administrative Guidelines may be adopted, as needed, during the Performance Cycle for the efficient administration of the Plan.

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  The Committee is responsible for administering the Plan and has full power and authority to interpret the Plan and to adopt rules, regulations and guidelines for carrying out the Plan, as it deems necessary.

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  The Committee functions as the Plan Administrator and its decisions are binding on all persons.

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  The Committee reserves the right, in its absolute discretion, to reduce the awards earned by any Participant. In determining whether to reduce awards, the Committee may take into account the positive effect of the Exclusions specified in Appendix II.

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  The Committee reserves the right, in its absolute discretion, to make further adjustments in reported performance (for purposes of measuring results vs. the goals) or in awards earned by reference to that performance with respect to any Participant who is not an SLC Executive Officer during FY03.

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  The Committee reserves the right to change any terms and conditions of the FY01-03 LTPIP award to Executive Officers, including the definitions of Diluted EPS and ROIC, if deemed necessary on advice of counsel to meet the requirements for a "performance-based exemption" under the regulations or rulings of §162(m) of the Internal Revenue Code.

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  The Committee may make additional changes that it deems appropriate for the effective administration of the LTPIP, including the establishment of appropriate performance measure weights for newly created executive levels. However, other than as described above, these changes may not reduce the benefits to which Participants are entitled under the LTPIP, nor change the pre-established performance measures and goals that have been approved.

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  The Committee may, as it deems appropriate, delegate some or all of its power to the Chief Executive Officer or other executive officer of the Corporation. However, the Committee may not delegate its power concerning the grant, timing, pricing or amount of an award to any person who is a corporate officer or Key Executive.

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  The SLC Controller's Department will be responsible for providing financial results under the LTPIP. The Committee will approve the awards when granted at the beginning of the Performance Cycle and ratify distributions to be made at the end of the Performance Cycle for all Corporate Officers and Key Executives. The portion of the shares earned along with the related balance of the accrued dividend equivalents account will be distributed as soon as practicable after the completion of the final accounting for the FY01-03 Performance Cycle and after ratification of the recommended share distributions by the Committee.

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  Awards may be made to new Participants during the first year of the Performance Cycle. The number of RSUs awarded may be adjusted to reflect that the executive is not a Participant for the entire Performance Cycle.

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  Awards may be made to Participants who change positions during the first year of the Performance Cycle, if such a change would have resulted in qualifying for an increased level of award.

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  The impact of Major Acquisitions and Divestitures made during the Performance Cycle will be excluded from the performance results for the entire three-year Performance Cycle. The impact of all other acquisitions and divestitures will be included in the performance results.

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  In the event of death, total disability or retirement under a retirement plan of SLC prior to the last day of fiscal year 2003, the restrictions may lapse on a pro-rata number of the RSUs which are earned under the provisions described in this plan, subject to approval of the Committee. Only periods of active service are recognized for purposes of computing any prorated distribution. If applicable, the shares and related dividend equivalents and interest will be distributed at the normal payout time.

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  A Participant who resigns or is terminated during the Performance Cycle generally forfeits the rights to all RSUs and any accrued dividend equivalents and interest. Participants may be eligible for a prorated distribution, subject to Committee approval. Eligibility for a prorated distribution and the number of shares that may be recommended for distribution would be dependent upon the circumstances resulting in the individual's termination; the number of shares distributed to a participant under these circumstances would never exceed the amount distributed in the event of his or her retirement, death or total disability. In order to be considered for any prorated distribution under this Plan provision, a Participant must be actively employed at least through one-half, i.e. 18 months, of the Performance Cycle. If employment ceases before the end of that time, all RSUs granted under that Performance Cycle would be forfeited. Following the same procedures applicable to retirement, death or total disability, only periods of active service will be recognized for purposes of computing any prorated distribution. This means that any period of time during which services may be provided to the company but the individual is not then a regular, full-time employee of the company, will be disregarded for purposes of calculating any prorated distribution.

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  In the event of a sale, closing, spin-off or other disposition of the Participant's business unit which results in the termination of the Participant's employment with the Company, the Participant may be eligible for a prorated distribution of shares. Only periods of active service from the beginning of the Performance Cycle will be considered and payout will occur at the end of the Performance Cycle.

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  Should a change in control occur (as defined in the Stock Plan), the Committee will decide what effect, if any, this should have on the awards which are outstanding under this Plan.

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  If any statement in this Plan Description or any oral representation differs from the Stock Plan, the Stock Plan document prevails. The Stock Plan, Grant Notice and Plan Description collectively comprise all terms and conditions applicable to the FY01-03 LTPIP.

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  Any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution of any or all of the assets of the Company will be handled as provided for in the Stock Plan.

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  Nothing in the LTPIP shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC's right to terminate the Participant's employment in accordance with applicable laws.

    Appendix II

FY01-03 LTPIP

Definitions

a)
Adjustments means changes to the goal to appropriately reflect the effect of stock splits or combinations, stock dividends and spin-offs or special distributions to stockholders other than normal cash dividends.

b)
The Committee means the Compensation and Employee Benefits Committee of the Sara Lee Corporation Board of Directors.

c)
Award Date means the date upon which the Board of Directors or the Committee approved the awards under this Plan. In this case the Award Date may mean either April 27, 2000, August 31, 2000 or January 25, 2001, unless an alternate date was required for tax and/or legal reasons in locations outside the United States.

d)
Company or Corporation means Sara Lee Corporation or any entity that is directly or indirectly controlled by Sara Lee Corporation, and its subsidiaries.

e)
Deferred Vesting Date means the Distribution Date specified under the Sara Lee Corporation Executive Deferred Compensation Plan, in the event the Participant elected to defer his or her LTPIP award.

f)
Dividend Equivalents has the same meaning as in the Stock Plan.

g)
Earnings Before Interest and Amortization ("EBIA") means SLC pre-tax income adjusted to add back the following: after-tax interest expense, non-cash amortization including that on goodwill and trademarks, and the change in deferred taxes from the consolidated statement of cash flow; this value is then reduced by the tax provision on the consolidated income statement.

h)
Earnings Per Share ("EPS") means reported diluted earnings per share for the fiscal years in the Performance Cycle subject to applicable Adjustments and Exclusions as defined in this section.

i)
Exclusions means the automatic exclusion of the following from relevant financial data for purposes of measuring performance (subject to the Committee's use of negative discretion):

  —  extraordinary or unusual charges (accounting definition)

  —  revisions to the U.S. Internal Revenue Code

  —  changes in generally accepted accounting principles

  —  gains or losses from discontinued operations (accounting definition)

  —  changes in definition of diluted earnings per share

  —  restructuring charges

  —  any other extraordinary or unusual charges that are quantified and identified separately on the face of the Income Statement.

  —  Major Acquisitions and Divestitures (i.e. those with a purchase or sale price of $500 million or more) made during the Performance Cycle will be excluded for the entire Performance Cycle, while all other acquisitions and divestitures will be included in the financial data for purposes of measuring corporate performance during the Performance Cycle.

i)
Grant Notice means the document provided to each Participant evidencing the number of restricted stock units awarded and the basic terms and conditions of the award.

j)
Key Executive means an employee whose salary, when expressed in U.S. dollars, is above the midpoint of salary grade 39.

k)
Participant means an executive of the company who has been determined to be an eligible Participant and who has received a Grant Notice specifying the basic terms of participation in this Plan. Participants for the FY01-03 Performance Cycle include Senior Vice Presidents and above of the Corporation.

l)
Performance Cycle is the three-year period consisting of SLC's fiscal years 2001 through and including 2003.

m)
Restricted Stock Units has the same meaning as "performance units" as that term is used in the Stock Plan.

n)
Return on Invested Capital ("ROIC") means the ratio of SLC EBIA to SLC average total capital (on a two-point basis) as defined byFirst Boston. The Average ROIC is calculated as the simple average of ROIC for each of the three fiscal years in the Performance Cycle, subject to the applicable Adjustments and Exclusions defined above.

o)
Stock Plan means the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan or its successor plan or plans.

p)
Total Disability is defined in the Key Executive Long-Term Disability Plan of SLC.

q)
Vesting means the determination made at the end of the Performance Cycle as to how many, if any, of the RSUs are actually earned by a Participant based upon actual performance results.

r)
Vesting Date means the date on which the Committee approves the distribution of shares at the end of the Performance Cycle.

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FY01-03 LTPIP